Exhibit 99.1

FOR FURTHER INFORMATION CONTACT:

David J. Fallon
Chief Financial Officer
Franklin, Tennessee
615-771-3100

FOR IMMEDIATE RELEASE
WEDNESDAY, JUNE 19, 2013

CLARCOR REPORTS RECORD SECOND QUARTER
DILUTED EARNINGS PER SHARE

Unaudited Second Quarter 2013 Highlights
(Amounts in millions, except per share data and percentages)

	Three Months Ended			Six Months Ended
	6/1/2013	6/2/2012	Change	6/1/2013	6/2/2012	Change
Net sales	$287.6	$284.9	1%	$543.9	$542.1	- %
Operating profit	49.4	49.1	1%	83.2	83.4	- %
Net earnings - CLARCOR	33.1	32.9	1%	56.5	56.4	- %
Diluted earnings per share	$0.66	$0.65	1%	$1.12	$1.11	1%
Operating margin	17.2%	17.2%	0.0 pts	15.3%	15.4%	-0.1 pts

FRANKLIN, TN, Wednesday, June 19, 2013-CLARCOR Inc. (NYSE: CLC) reported that its diluted earnings per share increased 1% from the second quarter of 2012 to a record second quarter high of $0.66. Higher diluted earnings per share were driven by a 1% increase in net sales from last year's second quarter while operating margin remained consistent at 17.2%. The increase in consolidated net sales compared with the second quarter of 2012 was influenced by higher sales in CLARCOR's Engine/Mobile and Industrial/Environmental Filtration segments partially offset by lower sales in its Packaging segment.

Changes in average foreign currency exchange rates reduced net sales by $0.7 million and operating profit by $0.2 million, each less than 1%, in the second quarter of 2013 compared with last year's second quarter. For the first six months of 2013, changes in average foreign currency exchange rates lowered net sales by $0.4 million and operating profit by $0.2 million, also each less than 1%, from the first six months of 2012.

Chris Conway, CLARCOR's Chief Executive Officer, commented, “We are pleased with our second quarter results, particularly in light of the current global macroeconomic environment. Despite continued slow economic expansion in the U.S., uncertainty in China and recessionary conditions in Europe, we were able to grow consolidated net sales 1% from last year's second quarter. Our Engine/Mobile Filtration segment increased sales approximately 1% from the second quarter of 2012, benefiting from growth in our domestic heavy-duty engine filter aftermarket. Our global oil and gas business continued to be the catalyst of growth in our Industrial/Environmental Filtration segment, where sales increased 2% from last year's second quarter. Net sales in our oil and gas filtration markets increased 8% in the second quarter and 9% in the first six months of 2013 compared with the same periods last year, and our order backlog remains strong. Our operational execution in the second quarter remained steady as our 17.2% consolidated operating margin equaled last year's second quarter-the highest second quarter operating margin in almost twenty years.

“Higher sales in our Engine/Mobile Filtration segment were driven by a 4% increase in our domestic heavy-duty engine filter aftermarket. This increase was in line with our expectations heading into the quarter as our customers seemed to have reverted to a more stable order pattern compared with recent quarters. Although uncertainty remains, we are cautiously optimistic that the domestic heavy-duty engine filtration aftermarket can continue to grow over the remainder of the year. Sales growth in the second quarter in our other product and geographic markets within this reporting segment was mixed, as a 19% increase in heavy-duty engine filtration sales in China was offset by declines in European sales and within our domestic OE heavy-duty engine filtration business. Higher sales in our China business were driven by the continued expansion of our sales of aftermarket heavy-duty engine filters sold through OE dealers and improved order patterns from several of our larger first-fit diesel engine manufacturing customers. While we are pleased with the second quarter sales recovery in China, we are even more encouraged by our progress with our longer-term initiative to develop the heavy-duty engine filter aftermarket in China through independent distribution. This progress is characterized by our continued ability to introduce new part numbers and add independent distributors in a geographic region critical to sustained, long-term growth in the global heavy-duty engine filtration market. Although conditions in China showed near-term signs of recovery, our sales of heavy-duty engine filters in Europe declined 13% from last year's second quarter primarily due to lingering macroeconomic issues in the region. Our short and intermediate-term outlook for Europe remains highly uncertain. Accordingly, we are planning for flat or low growth with the possibility of continued reductions in heavy-duty engine filtration sales in this geographic market.

“Sales growth in our Industrial/Environmental Filtration segment was led by the continued expansion of our global oil and gas business which increased 8% from the second quarter of 2012 despite a 30% decline in European sales. Excluding the impact of lower European sales, sales in our global oil and gas business grew in excess of 20% from the second quarter of 2012. This strong growth was spread across several of our geographic and product markets. Included were a rebound in domestic commercial and military aviation filtration sales, a more than doubling of natural gas filtration sales in Brazil, a 33% increase in off-shore oil drilling filtration sales and the continued development of our domestic natural gas filtration market in support of the infrastructure and aftermarket for non-conventional natural gas extraction techniques. The reduction in oil and gas filtration sales in Europe was due to a decline in military aviation and marine filtration volume as a result of government budget constraints and the timing of several large natural gas and petrochemical system orders in last year's second quarter that did not repeat this year. As we have previously noted, we believe the natural gas filtration market has as much long-term potential as any other filtration market. Global energy needs should continue to significantly expand going forward, and we believe natural gas-an abundant, clean-burning fossil fuel-will play a prominent role in satisfying these expanding global needs.

“While our industrial filtration markets-led by oil and gas-experienced strong second quarter sales growth, our environmental air filtration markets encountered top-line headwinds. Sales in our commercial and industrial HVAC filtration business declined approximately 7% from the second quarter of 2012. While these lower sales were certainly influenced by the low-growth domestic macroeconomic environment, they were also impacted by the loss of several lower margin customer programs since mid-2012. While this commercial and industrial HVAC business will continue to be our base environmental air business going forward, we continue to make progress in transitioning some of our resources and capacity to develop opportunities in several other higher margin air filtration markets. In addition, consistent with our longer-term strategy to strengthen operating margins in our environmental air markets, we continue to make significant progress in improving our operational execution in this business through the implementation of a 'Lean' continuous improvement culture. As a result, gross margins in our commercial and industrial HVAC markets improved 1.6 percentage points from the second quarter of 2012. We believe there is opportunity to improve our operational execution in this business going forward, and we intend to transfer our knowledge and success with 'Lean' in our environmental air business to other CLARCOR market segments.

“Overall, despite continued top-line headwinds driven by uncertain macroeconomic conditions in several of our major geographic markets, we will continue to focus on the elements of our business that we can influence including cost control and continuous improvement. By controlling discretionary costs in light of the low growth macroeconomic environment, we were able to reduce selling and administration expenses both in dollars and as a percentage of sales compared with the second quarter of 2012. However, as we have previously noted, despite current top-line challenges, we remain committed to investing in sales and engineering resources and to expanding research and development capabilities in support of our future growth strategies. Our recent significant investments in a new oil and gas filtration research center in Mineral Wells, TX, the expansion of our heavy-duty engine filtration manufacturing facility in Yankton, SD, and the construction of a new 400,000 square foot heavy-duty engine filtration distribution center in Kearney, NE are evidence of this commitment to protect and develop our competitive position in our core filtration markets.”

Second Quarter Results:

Engine/Mobile Filtration Segment

Net sales at our Engine/Mobile Filtration segment increased approximately 1% from the second quarter of 2012. Overall, we experienced 2% growth domestically and flat sales outside the U.S. Our domestic growth was driven by a 4% increase in our domestic heavy-duty engine filter aftermarket partially offset by lower sales to our OE customers. Flat sales outside the U.S. included a 19% increase in heavy-duty engine filter sales in China offset by lower export sales from the U.S. and a 13% reduction of heavy-duty engine filter sales in Europe.

Operating profit at our Engine/Mobile Filtration segment declined $0.5 million, or 2%, from the second quarter of 2012, and operating margin of 22.0% declined 0.7 percentage points from the last year's second quarter. Contributing to this operating margin reduction were fixed costs which came on-line in the first quarter of 2013 to support the capacity addition in our Yankton, SD heavy-duty engine filtration manufacturing facility. As domestic and export sales from this facility continue to expand, we anticipate absorbing more of these incremental fixed costs and a concurrent improvement in operating margin.

Industrial/Environmental Filtration Segment

Net sales at our Industrial/Environmental Filtration segment rose 2% from the second quarter of 2012. Overall, these higher net sales were the result of flat domestic sales and a 5% increase in sales outside the U.S. Flat domestic sales were due to higher natural gas, dust collection, aviation and aerospace filtration sales offset by lower sales of commercial and industrial HVAC filters and reduced filtration media sales at TransWeb. Our TransWeb filtration media business continues to be negatively impacted by soft demand from third-party customers. However, we remain focused on further utilizing our proprietary TransWeb media internally across our diverse market segments going forward. The 5% increase in sales in this reporting segment outside the U.S. was primarily due to strong natural gas filtration sales growth in several geographic markets including Brazil and Australia-which includes sales related to our acquisition of Modular Engineering in 2012-and a 46% increase in export sales of off-shore oil drilling filtration products. Higher sales in these product and geographic markets compared with last year's second quarter were partially offset by a 30% decline in aviation, marine and petrochemical filtration sales in Europe. Lower aviation and marine filtration sales were driven by a reduction in military sales due to governmental budget constraints in the Euro zone. Lower comparative petrochemical filtration sales were impacted by the timing of several large vessel orders in the second quarter of 2012.

Operating profit at our Industrial/Environmental Filtration segment grew $0.7 million, or 4%, from the second quarter of 2012. Our 13.5% operating margin in this reporting segment in the second quarter increased 0.3 percentage points from last year's second quarter. This increase in operating margin was driven by a 0.4 percentage point improvement in selling and administrative costs as a percentage of net sales as our selling and administrative expenses in this reporting segment remained relatively flat while our sales increased 2%. Our Industrial/Environmental Filtration segment's gross margin percentage declined slightly from the second quarter of 2012 in part due to the impact of lower absorption at our TransWeb media filtration business.

Packaging Segment

Net sales at our Packaging segment declined $1.0 million, or 5%, from the second quarter of 2012. This reduction was primarily due to lower confection packaging sales due to the loss of a significant customer in this market segment in 2012. Despite lower Packaging segment sales, operating profit increased $0.2 million, or 9%, and our 10.2% operating margin rose 1.3 percentage points from last year's second quarter. The increase in operating margin was driven by a 0.7 percentage point increase in gross margin percentage from various operational improvements and a 0.6 percentage point reduction in selling and administrative expenses as a percentage of net sales driven by our continuous focus on cost reduction initiatives.

2013 Guidance

Chris Conway commented on 2013 guidance: “We are generally pleased with our overall financial performance through our first six fiscal months. Our results in the first half of the year have been relatively consistent with our expectations heading into the year. As we mentioned, we are cautiously optimistic that our domestic heavy-duty engine filtration aftermarket is experiencing a more stable order pattern, and we are certainly encouraged by the rebound in filtration sales in China in the second quarter. However, there continue to be significant macroeconomic uncertainties in all of our primary geographic markets as we enter the second half of the year. Based upon these uncertainties and some refinement of operating margin expectations in our filtration reporting segments, we are reducing the top-end of our 2013 diluted earnings per share expectations by five cents from $2.60 to $2.55. Accordingly, our revised expectations for 2013 diluted earnings per share are $2.45 to $2.55.”

Anticipated sales growth from 2012 and operating margin by segment and on a consolidated basis are as follows:

	2013 Estimated Sales Growth	2013 Estimated Operating Margin

Engine/Mobile Filtration	3.0% to 4.0%	21.5% to 22.0%
Industrial/Environmental Filtration	3.0% to 5.0%	11.5% to 12.5%
Packaging	-4.0% to -1.0%	8.0% to 9.0%
CLARCOR	2.5% to 4.0%	16.0% to 16.5%

We project fiscal year 2013 cash from operations to be between $125 million and $135 million, capital expenditures to be between $55 million and $65 million and our effective tax rate to be between 32.0% and 32.5%.

CLARCOR will be holding a conference call to discuss the second quarter 2013 results at 10:00 a.m. CT on June 20, 2013. Interested parties can listen to the conference call at www.clarcor.com or www.viavid.net. A replay will be available on these websites and also at 877-870-5176 or 858-384-5517 by providing confirmation code 5823516. The replay will be available through July 4, 2013 by telephone and for 30 days on the Internet.

CLARCOR is based in Franklin, Tennessee, and is a diversified marketer and manufacturer of mobile, industrial and environmental filtration products and consumer and industrial packaging products sold in domestic and international markets. Common shares of CLARCOR are traded on the New York Stock Exchange under the symbol CLC.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements made in this press release other than statements of historical fact, are forward-looking statements. These statements may be identified from use of the words “may,” “should,” “could,” “potential,” “continue,” “plan,” “forecast,” “estimate,” “project,” “believe,” “intent,” “anticipate,” “expect,” “target,” “is likely,” “will,” or the negative of these terms, and similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, among other things: statements and assumptions relating to anticipated future growth and results of operations, including the anticipated 2013 performance of the Company and each of its segments, our projections with respect to 2013 estimated sales growth and 2013 estimated operating margins for the Company and each of its segments, and our projections with respect to 2013 cash from operations, 2013 capital expenditures and 2013 effective tax rates; statements regarding management's short-term and long-term performance goals; statements regarding anticipated order patterns from our customers or the anticipated economic conditions of the industries and markets that we serve; statements related to the performance of the U.S. and other economies generally; statements relating to the anticipated effects on results of operations or financial condition from recent and expected developments or events; statements regarding our cautious optimism that the domestic heavy-duty engine filtration after-market can continue to grow over the remainder of the year; statements related to our belief that our short and intermediate-term outlook for Europe remains highly uncertain; statements regarding our expectation of flat or low growth with the possibility of continued reductions in heavy-duty engine filtration sales in the European geographic market; statements regarding our belief that the natural gas filtration market has as much long-term potential as any other filtration market; statements regarding our belief that natural gas will play a prominent role in satisfying global energy needs; statements regarding our belief that our commercial and industrial HVAC business will continue to be our base environmental air business going forward; statements regarding our belief that there is opportunity for the Company to improve its operational execution in its commercial and industrial HVAC business going forward; statements regarding our intent to transfer our knowledge and success with 'Lean” in our environmental air business to our other market segments; statements regarding our intended continued focus on the elements of our business that we can influence, including cost control and continuous improvement; statements regarding our commitments to investment in sales and engineering resources and to expand research and development capabilities in support of our future growth strategies; statements regarding our anticipation that, as domestic and export sales from our Yankton, South Dakota facility continue to expand, such sales will absorb more of our incremental fixed costs in our Engine/Mobile Filtration segment and positively impact our operating margin in this segment; statements regarding our intended continued focus on utilizing our proprietary TransWeb media internally across our diverse market segments going forward; statements regarding our cautious optimism that our domestic heavy-duty engine filtration aftermarket is experiencing a more stable order pattern; and any other statements or assumptions that are not historical facts. The Company believes that its expectations are based on reasonable assumptions. However, these forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the Company's actual results, performance or achievements, or industry results, to differ materially from the Company's expectations of future results, performance or achievements expressed or implied by these forward-looking statements. The Company's past results of operations do not necessarily indicate its future results. The Company's future results may differ materially from the Company's past results as a result of various risks and uncertainties, including the risk factors discussed in the “Risk Factors” section of the Company's 2012 Form 10-K and other risk factors detailed from time to time in the Company's filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements. These statements speak only as of the date of this press release. Except as otherwise required by applicable laws, the Company undertakes no obligation to publicly update or revise any forward-looking statements or the risk factors described in this press release, whether as a result of new information, future events, changed circumstances or any other reason after the date of this press release.

TABLES FOLLOW

CLARCOR INC. 2013 UNAUDITED SECOND QUARTER RESULTS
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS
(Dollars in thousands, except share data)

	Quarter Ended		Six Months Ended
	June 1, 2013	June 2, 2012	June 1, 2013	June 2, 2012
Net sales	$287,583	$284,855	$543,854	$542,119
Cost of sales	189,369	186,670	364,154	357,719

Gross profit	98,214	98,185	179,700	184,400

Selling and administrative expenses	48,813	49,074	96,484	100,977

Operating profit	49,401	49,111	83,216	83,423

Other income (expense):
Interest expense	(162)	(88)	(312)	(188)
Interest income	168	169	307	303
Other, net	(223)	(117)	(223)	495
	(217)	(36)	(228)	610

Earnings before income taxes	49,184	49,075	82,988	84,033

Provision for income taxes	16,031	15,996	26,307	27,462

Net earnings	33,153	33,079	56,681	56,571

Net earnings attributable to noncontrolling interests	(102)	(152)	(168)	(165)

Net earnings attributable to CLARCOR Inc.	$33,051	$32,927	$56,513	$56,406

Net earnings per share attributable to CLARCOR Inc. - Basic	$0.66	$0.65	$1.13	$1.12
Net earnings per share attributable to CLARCOR Inc. - Diluted	$0.66	$0.65	$1.12	$1.11

Weighted average number of shares outstanding - Basic	49,826,567	50,378,164	49,830,634	50,394,680
Weighted average number of shares outstanding - Diluted	50,428,875	50,980,347	50,419,170	51,037,366

Dividends paid per share	$0.1350	$0.1200	$0.2700	$0.2400

CLARCOR INC. 2013 UNAUDITED SECOND QUARTER RESULTS, continued
CONSOLIDATED CONDENSED STATEMENTS OF COMPREHENSIVE EARNINGS
(Dollars in thousands)

	Quarter Ended		Six Months Ended
	June 1, 2013	June 2, 2012	June 1, 2013	June 2, 2012
Net earnings	$33,153	$33,079	$56,681	$56,571

Other comprehensive income:
Pension and other postretirement benefits --
Pension and other postretirement benefits liability adjustments	1,321	1,727	2,642	3,454
Pension and other postretirement benefits liability adjustments tax amounts	(432)	(643)	(942)	(1,289)
Pension and other postretirement benefits liability adjustments, net of tax	889	1,084	1,700	2,165

Foreign currency translation --
Translation adjustments	(1,710)	(12,646)	(3,935)	(10,636)
Translation adjustments tax amounts	—	—	—	—
Translation adjustments, net of tax	(1,710)	(12,646)	(3,935)	(10,636)

Comprehensive earnings	32,332	21,517	54,446	48,100

Comprehensive earnings attributable to non-redeemable noncontrolling interests	(79)	73	(141)	57
Comprehensive earnings attributable to redeemable noncontrolling interests	(11)	(30)	(32)	(58)

Comprehensive earnings attributable to CLARCOR Inc.	$32,242	$21,560	$54,273	$48,099

CLARCOR INC. 2013 UNAUDITED SECOND QUARTER RESULTS, continued
CONSOLIDATED CONDENSED BALANCE SHEETS
(Dollars in thousands)

	June 1, 2013	December 1, 2012
ASSETS
Current assets:
Cash and cash equivalents	$190,539	$185,496
Restricted cash	219	566
Accounts receivable, less allowance for losses of $9,715 and $9,554, respectively	205,183	214,474
Inventories	224,951	211,251
Deferred income taxes	25,806	34,693
Income taxes receivable	155	—
Prepaid expenses and other current assets	10,313	8,114
Total current assets	657,166	654,594

Property, plant and equipment, at cost, less accumulated depreciation of $324,196 and $315,018, respectively	199,052	195,101
Assets held for sale	—	2,000
Goodwill	240,928	241,924
Acquired intangibles, less accumulated amortization	92,479	95,681
Other noncurrent assets	14,811	16,202
Total assets	$1,204,436	$1,205,502

LIABILITIES
Current liabilities:
Current portion of long-term debt	$213	$201
Accounts payable and accrued liabilities	141,692	172,262
Income taxes payable	—	2,428
Total current liabilities	141,905	174,891

Long-term debt, less current portion	16,441	16,391
Long-term pension and postretirement healthcare benefits liabilities	47,608	50,680
Deferred income taxes	50,759	51,385
Other long-term liabilities	6,079	8,571
Total liabilities	262,792	301,918

Contingencies
Redeemable noncontrolling interests	1,786	1,754

SHAREHOLDERS' EQUITY
Capital stock	49,709	49,653
Capital in excess of par value	238	—
Accumulated other comprehensive loss	(53,948)	(51,708)
Retained earnings	942,732	902,899
Total CLARCOR Inc. equity	938,731	900,844
Noncontrolling interests	1,127	986
Total shareholders' equity	939,858	901,830
Total liabilities and shareholders' equity	$1,204,436	$1,205,502

CLARCOR INC. 2013 UNAUDITED SECOND QUARTER RESULTS, continued
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(Dollars in thousands)

	Six Months Ended
	June 1, 2013	June 2, 2012
Cash flows from operating activities:
Net earnings	$56,681	$56,571
Depreciation	13,542	13,192
Amortization	2,980	2,877
Other noncash items	48	(67)
Net gain on disposition of assets	(849)	(553)
Stock-based compensation expense	3,090	4,152
Excess tax benefit from stock-based compensation	(4,267)	(2,487)
Deferred income taxes	7,265	8,890
Change in assets and liabilities	(35,280)	(49,197)
Net cash provided by operating activities	43,210	33,378

Cash flows from investing activities:
Restricted cash	368	91
Business acquisitions, net of cash acquired	(3,811)	(10,510)
Additions to plant assets	(17,165)	(19,398)
Proceeds from disposition of plant assets	2,952	446
Investment in affiliates	(459)	(357)
Net cash used in investing activities	(18,115)	(29,728)

Cash flows from financing activities:
Cash dividends paid	(13,461)	(12,096)
Payments on long-term debt	(110)	(79)
Payment of financing costs	—	(564)
Sale of capital stock under stock option and employee purchase plans	7,811	3,864
Payments for repurchase of common stock	(17,364)	(11,383)
Excess tax benefits from stock-based compensation	4,267	2,487
Net cash used in financing activities	(18,857)	(17,771)
Net effect of exchange rate changes on cash	(1,195)	(1,304)
Net change in cash and cash equivalents	5,043	(15,425)
Cash and cash equivalents, beginning of period	185,496	155,999
Cash and cash equivalents, end of period	$190,539	$140,574

Cash paid during the period for:
Interest	$228	$144
Income taxes, net of refunds	$15,032	$18,849

CLARCOR INC. 2013 UNAUDITED SECOND QUARTER RESULTS, continued
QUARTERLY INCOME STATEMENT DATA BY SEGMENT
(Dollars in thousands)

	Quarter Ended		Six Months Ended
	June 1, 2013	June 2, 2012	June 1, 2013	June 2, 2012
Net sales by segment:
Engine/Mobile Filtration	$132,372	$130,677	$250,047	$250,960
Industrial/Environmental Filtration	136,660	134,629	259,286	255,743
Packaging	18,551	19,549	34,521	35,416
	$287,583	$284,855	$543,854	$542,119

Operating profit by segment:
Engine/Mobile Filtration	$29,096	$29,628	$52,545	$52,925
Industrial/Environmental Filtration	18,411	17,747	28,089	28,452
Packaging	1,894	1,736	2,582	2,046
	$49,401	$49,111	$83,216	$83,423

Operating margin by segment:
Engine/Mobile Filtration	22.0%	22.7%	21.0%	21.1%
Industrial/Environmental Filtration	13.5%	13.2%	10.8%	11.1%
Packaging	10.2%	8.9%	7.5%	5.8%
	17.2%	17.2%	15.3%	15.4%